Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

AMENDMENT No. 2 TO SUPPLY AGREEMENT

THIS AMENDMENT No. 2 TO SUPPLY AGREEMENT (the “Second Amendment”) is hereby made as of December 19, 2006 by and between Plantex USA, Inc., a New Jersey corporation, with offices at 2 University Plaza, Suite 305, Hackensack, New Jersey 07601 (“Plantex”) and Biovail Laboratories International Srl, with offices at Chelston Park, Building 2, Collymore Rock, St. Michael, Barbados, West indies BB14018 (“Biovail”). Plantex and Biovail are sometimes together referred to herein as the “Parties” and separately as a “Party.”

WHEREAS, Plantex and Biovail entered into a Supply Agreement with the Effective Date of October 1, 2004, as amended by Amendment No. 1 on December 30, 2005 (collectively, the “Supply Agreement”); and

WHEREAS, the Parties desire to enter into this Second Amendment to make certain modifications to the terms and conditions of the Supply Agreement in order to reflect the current mutual intent and desire of the Parties.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                       Delivery of API. In full satisfaction of the purchase and delivery requirements for 2006 API (as defined in the Supply Agreement) and despite Section 2.1 of the Supply Agreement, Biovail has directed, and Plantex has agreed, that the 2006 API shall be delivered to Biovail as follows:

a.                                       Plantex shall ship {***}† of API to Biovail no later than December 31st, 2006; and

b.                                      Plantex shall ship the balance of the 2006 API, being {***}† of API, to Biovail during the third calendar quarter of 2007.

For the avoidance of doubt, Plantex will issue invoices for the 2006 API upon shipment.

2.                                       Miscellaneous. All capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings set forth in the Supply Agreement. Except as expressly modified by this Second Amendment, all terms and conditions of the Supply Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed in multiple counterparts by their respective duly authorized representatives, as of the date first set forth above.

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Michel Chouinard

Name:	Michel Chouinard

Title:	Chief Operating Officer

PLANTEX USA, INC.

By:	/s/ George Svokos

Name:	George Svokos

Title:	President

By:	/s/ Allen Lefkowitz

Name:	Allen Lefkowitz

Title:	Chief Financial Officer